Exhibit 10.1

Execution Copy

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement, dated as of July 27, 2007 (the “Agreement”) by and among (i) Richardson Electronics, Ltd., a Delaware corporation (the “US Borrower”), (ii) Richardson Electronics Benelux B.V., a Dutch private limited liability company, Richardson Electronics Limited, an English limited liability company, (each a “Euro-Borrower” and collectively, the “Euro-Borrowers”), and (iii) Richardson Electronics Pte Ltd, a company organized under the laws of Singapore (the “Singapore-Borrower”) (the US-Borrower, the US Facility Borrowers (as defined below), the Euro-Borrowers, and the Singapore-Borrower are collectively referred to as the “Borrowers”), the lenders from time to time parties hereto (each, a “Lender” and collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Lenders and the Administrative Agent as Issuer desire to extend certain revolving credit loans and letters of credit to or for the account of the Borrowers on terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” means all of the US-Borrower’s or its Wholly-Owned Subsidiaries’ now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquisition(s)” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Borrower or any of such Borrower’s Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any firm, partnership, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a firm, partnership or limited liability company.

“Adjusted EBITDA” means, at any date of determination thereof, EBITDA plus (or minus) Foreign Exchange Gains/Losses plus SFAS 133 Charges minus SFAS 133 Gains. The Borrowers, the

Lenders and the Administrative Agent agree that for purposes of determining compliance with the financial covenants set forth in this Agreement the Adjusted EBITDA for the US-Borrower and its Subsidiaries on a consolidated basis exclusive of the Adjusted EBITDA relating to the Security Systems Division of the US-Borrower that was sold and transferred effective on or about May 31, 2007 for the following fiscal quarters shall be as follows:

Fiscal Quarter Ended	Adjusted EBITDA
December 2, 2006	$4,531,000
March 3, 2007	$2,863,000

“Administrative Agent” means JP Morgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Advance” means the issuance of a Letter of Credit or a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans in the same Agreed Currency, the same Type, and for the same Interest Period, made by the Lenders on the same Borrowing Date (or date of conversion or continuation).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreed Currencies” means (i) so long as such currencies remain Eligible Currencies, U.S. Dollars and Singapore Dollars; (ii) the Euro; and (iii) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (i) above shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency.

“Agreement” means this Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements required to be delivered pursuant to this Agreement.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders as increased or reduced from time to time under the terms hereof. The initial Aggregate Commitment shall be Forty Million Dollars ($40,000,000).

“Aggregate Total Outstandings” means as of any date of determination the total amount of outstanding Advances and Overdraft Exposure.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc., and its successors.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means any sale, transfer or other disposition (including, pursuant to a sale and leaseback transaction) of any property or asset of any Borrower or any direct or indirect Subsidiary of a Borrower, other than sales in the ordinary course of business and the sale of obsolete or worn-out property in the ordinary course of business. For avoidance of doubt, Asset Sales shall include, without limitation the remaining proceeds of the SSD Sale to the extent such proceeds are within the control of the US-Borrower or its Subsidiary and not subject to any approval by any tax authority or governmental authority.

“Authorized Officer” means any of the Chairman, President, Executive Vice Presidents, Vice Presidents, and Chief Financial Officer, Secretary and Treasurer or any other senior officer of any Borrower, acting singly.

“Availability Hold” means the excess of the amount of the Borrowing Base over outstanding Loans and other Advances hereunder in the amount of Ten Million Dollars ($10,000,000).

“Benefit Plan” means each employee benefit plan as defined in Section 3(3) of ERISA.

“Borrower” has the meaning specified in the preamble.

“Borrowing Base” means, at any time and in respect of the US-Borrower and its Wholly-Owned Subsidiaries, an amount equal to the lesser of (a) the Aggregate Commitment or (b) the sum of (i) eighty (80%) of the Net Amount of Eligible Accounts; plus (ii) fifty percent (50%) of the lesser of cost (determined on a first-in-first-out basis) and fair market value of Eligible Inventory but in no event shall the value of Eligible Inventory for this purpose exceed Twenty Million Dollars ($20,000,000).

“Borrowing Base Certificate” means a certificate by an Authorized Officer, substantially in the form of Exhibit L (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the US-Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (a) to reflect its reasonable estimate of declines in value of any of the collateral (or other assets) described therein, and (b) to the extent that such calculation is not in accordance with this Agreement.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.6.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York, and in the city of any relevant Lending Installation for the conduct of substantially all of their commercial lending activities and on which dealings in the applicable Agreed Currency are carried on in the London interbank market (and if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system (as determined by the Administrative Agent to be suitable for clearing or settlement of the Euro) is open for business) and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in London, Singapore, Chicago and New York for the conduct of substantially all of their commercial lending activities.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the US-Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; or (v) any additional investment as may be approved in writing by the Administrative Agent, provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (i) with respect to the US-Borrower, (A) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding shares of the US-Borrower; (B) occupation of a majority of the seats (other than vacant seats) on the board of directors of the US-Borrower by Persons who were neither nominated by the board of directors of the US-Borrower nor appointed by directors so nominated; or (C) the acquisition of direct or indirect Control of the US-Borrower by any Person or group; or (ii) with respect to any other Borrower, the failure of the US-Borrower to own, directly or indirectly through one or more Subsidiaries, free and clear of all Liens or other encumbrances other than such restrictions in favor of the Administrative Agent and/or the Lenders, sufficient shares of voting stock of such Borrower on a fully diluted basis required to elect a majority of the applicable Borrower’s Board of Directors and control any amendment of such Borrower’s bylaws in an election in which all outstanding shares entitled to vote are in fact voted.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means, collectively, the following documents (as the same have been amended from time to time and as they may be amended from time to time in the future), together with any documents delivered thereunder: (i) that certain Security Agreement, of even date herewith, between the US-Borrower and the Administrative Agent; (ii) that certain Security Agreement, of even date herewith, between Richardson International, Inc. and the Administrative Agent; (iii) that certain Pledge Agreement, of even date herewith, between the US-Borrower and the Administrative Agent; (iv) that certain Pledge Agreement, of even date herewith between Richardson International, Inc. and the Administrative Agent; (v) that certain Guaranty, of even date herewith, delivered by the US-Borrower to the Administrative Agent; (vi) that certain Guaranty, of even date herewith, delivered by Richardson International, Inc. to the Administrative Agent; (vii) that certain Debenture, dated November 26, 2002, between the Richardson Electronics Limited and the Administrative Agent; (viii) that certain General Security Agreement, dated November 26, 2002 between Richardson Electronics Canada, Ltd. and the Administrative Agent; (ix) that certain General Assignment of Accounts Receivable, dated November 26, 2002 delivered by Richardson Electronics Canada, Ltd. to the Administrative Agent; (x) that certain Debenture, dated November 26, 2002 between Richardson Electronics Canada, Ltd. and the Administrative Agent; (xi) that certain Deed of Hypothec, dated November 26, 2002 between Richardson Electronics Canada, Ltd. and the Administrative Agent; (xii) that certain Hypothec of Debenture, dated November 26, 2002 between Richardson Electronics Canada, Ltd. and the Administrative Agent; (xiii) that certain Undisclosed Pledge of Trade Receivables, dated May 11, 2007 entered into by the Euro Holding Company in favor of the Administrative Agent; (xiv) that certain First Ranking Pledge of Intercompany Receivables, dated May 11, 2007 entered into by the Euro Holding Company in favor of the Administrative Agent; (xv) that certain First Ranking Pledge of Bank Accounts, dated May 11, 2007 entered into by the Euro Holding Company in favor of the Administrative Agent; and (xvi) that certain First Ranking Pledge of Stock and Inventory, dated May 11, 2007 entered into by the Euro Holding Company in favor of the Administrative Agent.

“Commercial Letter of Credit” means any Facility Letter of Credit that is a commercial or trade Letter of Credit.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and, as applicable, to purchase participation in Facility Letters of Credit (under any Facility) not exceeding in the aggregate the amount set forth opposite its signature below for each applicable Facility or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Computation Date” means the day upon or as of which the Administrative Agent determines Dollar Amount or Euro Amount with respect to an Advance as such day is elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

“Consolidated Funded Indebtedness” means at any time the aggregate Dollar Amount of Consolidated Indebtedness that has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, including, but not limited to, the Obligations.

“Consolidated Indebtedness” means at any time the Indebtedness of the US-Borrower and its Subsidiaries calculated on a consolidated basis as of such time, including, but not limited to, the Obligations.

“Contingent Obligation” of a Person means, without duplication, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application or reimbursement agreement for a letter of credit but excluding any endorsement of instruments for deposit or collection in the ordinary course of business and excluding purchase commitments made in the ordinary course of business.

“Continuation Notice” is defined in Section 2.7.1.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the US-Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Debentures” means the US-Borrower’s (i) 7-3/4% Convertible Senior Subordinated Notes, due December 15, 2011 and (ii) 8% Convertible Senior Subordinated Notes due June 15, 2011.

“Default” means an event described in Article 7.

“Documents” means this Agreement, all Notes issued pursuant to Section 2.13, all Collateral Documents and all Guaranties.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Lending Installation of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“EBITDA” means, as at any date of determination thereof, the sum of Net Income, Interest Expense, income taxes, depreciation and amortization in each case as calculated as at such date of determination for the US-Borrower and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles. Neither cash nor non-cash charges reflecting extraordinary terms, unusual items, or one-time charges will be added back for purposes of the EBITDA calculation. Cash and/or non-cash gains reflecting extraordinary terms, unusual items or one-time gains will be subtracted for purposes of the EBITDA calculation.

“Eligible Account” means an Account owing by a Person (i) residing, located or having its principal activities or place of business in the United States and (ii) subject to service of process within the continental United States; provided that an Account shall not be an “Eligible Account” if the Required Lenders, in their reasonable discretion, determine that it is an Account:

(a)    with respect to which more than 90 days have elapsed since the date of the original invoice therefor;

(b)       with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(c)        which represents a progress billing (as hereinafter defined) or as to which the US-Borrower or its Wholly-Owned Subsidiary has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion of any further performance under the contract or agreement;

(d)       with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of an Account Debtor who is an individual; (ii) the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the U.S. Bankruptcy Code; (iv) the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; (v) the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern; or (vi) such Account Debtor becomes unlikely to pay the Account due to financial inability, as determined by the Administrative Agent in the exercise of its good faith reasonable judgment;

(e)        owed by an Account Debtor which is an Affiliate or employee of the US-Borrower or any of its Subsidiaries;

(f)        if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor (including claims of setoff or recoupment); but in each such case only to the extent of such dispute or claim;

(g)       owed by the government of the United States, any state or territory thereof, or any foreign jurisdiction, or by any state, municipality, political subdivision, department, agency, public corporation, or other instrumentality of any of the foregoing and as to which the Administrative Agent determines that its Lien therein is not perfected;

(h)       which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(i)        which arises out of a sale not made in the ordinary course of the applicable entity’s business;

(j)        with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such

Account have not been performed, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(k)       owed by an Account Debtor which is obligated to the US-Borrower or its Wholly-Owned Subsidiaries respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to the Borrowers at such time by all of the Borrowers’ Account Debtors, but only to the extent of such excess;

(l)        which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by the applicable Borrower to the Administrative Agent with respect to such Account; or

(m)      any Account which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders.

In addition to the foregoing criteria of ineligibility, the Required Lenders may establish other reasonable criteria of ineligibility as a result of information obtained in connection with any field exam of a Borrower. If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts. Notwithstanding the foregoing, the Required Lenders may elect, in their sole discretion, to treat an Account as an Eligible Account even though it meets one or more of the applicable criteria for ineligibility.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated.

“Eligible Inventory” means Inventory, valued at the lower of cost or fair market value; provided that Inventory shall not be “Eligible Inventory” if the Required Lenders, in their reasonable discretion, determine that such Inventory fails to meet any of the following requirements:

(a)        such Inventory is owned by the US-Borrower or its Wholly-Owned Subsidiaries and is located within the continental United States,

(b)       such Inventory is subject to the Administrative Agent’s Liens, which are perfected as to such Inventory, and is subject to no other Lien whatsoever other than Permitted Liens that (i) are junior in priority to the Administrative Agent’s Liens and (ii) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of the collateral), and (B) of any other Borrower, such Inventory is not subject to any Lien whatsoever other than Permitted Liens;

(c)        such Inventory consists of raw materials or finished goods, and does not consist of work-in-process, chemicals, supplies, or packing and shipping materials;

(d)       such Inventory is in good condition, not unmerchantable, and meets all standards imposed by any governmental authority having regulatory authority over such goods, their use or sale,

(e)        such Inventory is (i) currently either usable or salable, at prices approximating at least cost, in the normal course of the applicable Person’s business, and (ii) is not determined in connection with a field exam to be “slow moving” or stale; provided that up to 40% of the aggregate amount of Eligible Inventory may be “slow moving.” As used herein, “slow moving” means Inventory aged at least one year;

(f)       such Inventory is not obsolete or repossessed or used goods taken in trade,

(g)       if such Inventory is located in a public warehouse or in possession of a bailee or in a facility leased by the applicable Person, the warehouseman, or the bailee, or the lessor has delivered to the Administrative Agent, if requested by the Administrative Agent, a subordination agreement in form and substance satisfactory to the Administrative Agent; and

(h)       if such Inventory contains or bears any Proprietary Rights licensed to a Borrower or its Affiliate by any Person, the Administrative Agent shall be satisfied that it may sell or otherwise dispose of such Inventory in accordance with the Collateral Documents without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if the Administrative Agent deems it necessary, the applicable Borrower or its Affiliate shall deliver to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent.

In addition to the foregoing criteria of eligibility, the Required Lenders may establish other reasonable criteria of eligibility as a result of information obtained in connection with any field exam of a Borrower. If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory. Notwithstanding the foregoing, the Required Lenders may elect, in their sole discretion, to treat any Inventory as Eligible Inventory even though it fails to meet one or more of the applicable criteria for eligibility.

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into air, surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Issuance”         means, in respect of any Person, the issuance of any class of capital stock or other ownership interest for cash or other property.

“Equivalent Amount” of any currency at any date shall mean the equivalent amount of any other currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Lending Installation of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Euro Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Euro or (ii) the Equivalent Amount of Euro if such currency is any currency other than Euro, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Lending Installation of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date.

“Euro-Borrower” has the meaning specified in the preamble.

“Euro Subfacility” means the revolving loans denominated in Euro and made available by the Lenders to the Euro-Borrowers pursuant to the terms hereof. Loans under the Euro Subfacility may only be Eurocurrency Advances.

“Euro Subfacility Limit” means the Dollar Amount of Fifteen Million Dollars ($15,000,000).

“Euro Holding Company” means Richardson Electronics Benelux B.V., a Dutch private limited liability company.

“Eurocurrency Advance” means any Advance bearing interest at the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance:

(i)        made in Euro for the relevant Eurocurrency Interest Period, the applicable London interbank offered rate for deposits in Euro, as applicable, appearing on Telerate or Bloomberg screens as of 11:00 a.m. (London time) displaying the average British Bankers Association Interest Settlement Rate for Euro, as applicable, two London Banking Days prior to the first day of such Eurocurrency Interest Period. If such screen rates are unavailable, the Eurocurrency Base Rate shall be determined by the Administrative Agent to be the rate reported to the Administrative Agent by the Reference Lender as the rate at which such Reference Lender offers to place deposits in Euro, as applicable, with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two London Business Days prior to the first day of such Eurocurrency Interest Period, in the approximate amount of such Reference Lender’s relevant Loan and having a maturity equal to such Eurocurrency Interest Period.

(ii)       made in Dollars, for the relevant Eurocurrency Interest Period, the applicable London interbank offered rate for deposits in Dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period, and having a maturity equal to such Eurocurrency Interest Period. If such screen rate is unavailable, the Eurocurrency Base Rate for the relevant Eurocurrency Interest Period shall instead be the applicable London interbank offered rate for deposits in Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period, and having a maturity equal to such Eurocurrency Interest Period.

“Eurocurrency Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by any applicable Borrower requesting such Advance pursuant to this Agreement. Such Eurocurrency Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurocurrency Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurocurrency Interest Period would otherwise end on a day which is not a

Business Day, such Eurocurrency Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurocurrency Interest Period shall end on the immediately preceding Business Day.

“Eurocurrency Rate” means, with respect to an Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, over (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Letter of Credit Obligations” means, at any date of determination thereof, all liabilities, whether actual or contingent, of, as applicable any applicable Borrower in respect of the Facility Letters of Credit, including, without limitation, the sum of Reimbursement Obligations and the aggregate undrawn face amount of any outstanding Facility Letters of Credit.

“Facility Letter of Credit Request” is defined in Section 2.22.4.

“Facility Letters of Credit” means, collectively, the Letters of Credit issued by the Issuer pursuant to Section 2.22.

“Facility Termination Date” means July 31, 2010 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion

“Fiscal Year” means, with respect to the US-Borrower or any of its Subsidiaries, the fiscal period beginning on or about June 1 and ending on or about May 31 of each calendar year.

“Floating Rate” means the Alternate Base Rate, changing when and as the Alternate Base Rate changes, plus the Applicable Margin (if any).

“Floating Rate Advance” means an Advance under the US Facility which bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer Obligations” mean Indebtedness owing to JPMorgan Chase Bank, N.A. or its Affiliates for daylight exposure to (i) funds transfers made through the Automated Clearinghouse and (ii) negative intraday account balances arising from payments in the form of funds transfers made automatically. As used in this definition, “daylight exposure” means exposure at any given time that is expected to be eliminated or offset by the end of the same Business Day in which such exposure arises.

“Gross Up Event” means any of the events described in Sections 3.1 and 3.2 hereof.

“Guarantor” means any Person, and its permitted successors and assigns, that executes and delivers a Guaranty to the Administrative Agent. As of the date hereof, the US-Borrower and Richardson International, Inc. are each a Guarantor.

“Guaranty” (collectively the “Guaranties”) means a guaranty executed by a Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as such guaranty may be amended or modified and in effect from time to time.

“Identified Charges” shall mean (i) severance charges and (ii) restructuring charges related to consolidation of operations by means of creation of an inventory hub, in each case incurred by the US-Borrower and its Subsidiaries and incurred solely in the fiscal quarter ended June 2, 2007 and not exceeding the sum of Two Million Dollars ($2,000,000) in aggregate.

“Incremental Commitment” means the Commitment of any Lender, established pursuant to Section 2.12, to make Advances pursuant to a Facility.

“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Advance made under such an Incremental Commitment.

“Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Lenders.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money or pursuant to letters of credit, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens (except obligations secured by Liens permitted under Section 6.14(viii)) or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Rate Management Obligations (excluding SFAS 133 Charges and SFAS 133 Gains), (vii) Contingent Obligations, (viii) Subordinated Debt, (ix) Net Mark-to-Market Exposure and (x) any other obligation for borrowed money or other financial accommodation which in accordance with the Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Intangible Assets” means the amount (to the extent reflected in determining consolidated stockholders’ equity) of (i) all write-ups in the book value of any asset owned or acquired by the US-Borrower or a Subsidiary, (ii) all goodwill, covenants not to compete, prepayments, deferred charges, franchises, patents, trademarks, service marks, trade names, brand names and copyrights, (iii) all deferred financing costs (including, but not limited to, unamortized debt discount and expense, organization expense and experimental and development expenses, but excluding prepaid expenses), and (iv) leasehold improvements not recoverable at the expiration of a lease.

“Interest Expense” means, for any period of calculation, all interest expense on Indebtedness, excluding SFAS 133 Charges and SFAS 133 Gains, calculated for such period for the US-Borrower and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

“Interest Period” means the Eurocurrency Interest Period.

“Inventory” means all of the US-Borrower’s or its Subsidiaries’ now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are used or consumed in the applicable Person’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees and sales Administrative Agent made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), redemption or other repurchase of its capital stock, or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Issuance Date” means, with respect to any Facility Letter of Credit, the date on which such Facility Letter of Credit is issued hereunder.

“Issuer” is defined in Section 2.22.1.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on Schedule 2 or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the quotient of (i) Senior Funded Debt outstanding on such date, over (ii) Adjusted EBITDA calculated for the US-Borrower and its consolidated Subsidiaries for the period of the trailing four consecutive fiscal quarters ending on or most recently ended prior to such date of determination; provided, that with respect to the fiscal quarter ended June 2, 2007, there shall be added to Adjusted EBITDA the Identified Charges.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, filed financing statement, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article 2 (or any conversion or continuation thereof), including without limitation any Swing Line Loan.

“London Banking Day” means a day (other than a Saturday or a Sunday) on which banks generally are open in London for the conduct of substantially all of their commercial lending activities and on which dealings in the applicable Agreed Currency are carried on in the London interbank market.

“Material Adverse Effect” means with respect to any Person, a material adverse effect on (i) the business, Property, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, (ii) the ability of such Person to perform its obligations under the Documents to which it is a party, or (iii) the validity or enforceability of any of the Documents or the rights or remedies of the Administrative Agent, the Administrative Agent or the Lenders thereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined in Section 3(37) of ERISA to which the Borrower or any member of the Controlled Group may have any liability.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available, reserved for or claimed.

“Net Income” means, with reference to any period, the net income (or loss), after provision of taxes, of the US-Borrower and its Subsidiaries calculated on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from mark-to-market of Rate Management Transactions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-US Borrower” means each Borrower other than the US-Borrower.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit A, including any amendment, modification, renewal or replacement of such promissory note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Facility Letter of Credit Obligations, all accrued and unpaid fees and all unpaid expenses, reimbursements, indemnities and other obligations of each of the Borrowers to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “securitization” or “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (excluding operating leases).

“Other Taxes” is defined in Section 3.5(ii).

“Overdraft Exposure” means the aggregate uncommitted amount available for borrowing under the Overdraft Facility Agreement.

“Overdraft Facility Agreement” means an uncommitted overdraft credit facility for the benefit of the Euro Holding Company as evidenced by a separate agreement between the Overdraft Lender and the Euro Holding Company, as the same may be amended, modified, exchanged or substituted from time to time.

“Overdraft Lender” means JPMorgan Chase Bank, N.A., London Branch.

“Overdraft Loan” is defined in Section 2.23.1.

“Overnight Foreign Currency Rate” shall mean for any amount payable in a currency other than U.S. Dollars, the rate of interest per annum as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest whole multiple of one-hundredth of one percent (1/100 of 1%)) at which overnight or weekend deposits of the appropriate currency (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may elect in its absolute discretion) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of the related Advance (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the cost of funds to the relevant Administrative Agent, as applicable, in such currency for such period).

“Paid Fees” means any facility fees already paid by the Borrowers with respect to periods after the date of this Agreement, if any, under the Prior Agreement.

“Parent” of an entity means a Person who (alone or together with one or more of its Subsidiaries) owns more than 50% of the outstanding securities or ownership interests having ordinary voting power of the entity at the time, or that controls, directly or indirectly, such entity.

“Participants” is defined in Section 12.2.1.

“Patriot Act” is defined in Section 15.4.

“Payment Date” means the last Business Day of each month.

“Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Payment Office” for such currency in Schedule 1 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrowers and each Lender as its Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” shall have the meaning ascribed thereto in Section 2.3 hereof.

“Permitted Acquisition” means, at any time of determination, any Acquisition by any Borrower or any of such Borrower’s Subsidiaries of a business or entity in substantially the same or related field of enterprise as such Borrower or such Subsidiary with respect to which each of the following requirements is then met:

(i)         Such Acquisition has been approved and recommended by the board of directors of the entity to be acquired.

(ii)        Such Borrower or such Subsidiary shall have given the Administrative Agent notice of such Acquisition within ten (10) days prior to or following the consummation thereof.

(iii)       The aggregate consideration (including, without limitation, the purchase price therefor and any assumption of debt (other than accounts payable and deferred revenue obligations arising in the ordinary course of business)) for such Acquisition plus all other Acquisitions, in each case measured in respect of the US-Borrower and its Subsidiaries, less the amount of cash received by such Borrower or such Subsidiary from the entities being acquired in connection with such Acquisition and all other Acquisitions, does not exceed (x) $15,000,000 during the US-Borrower’s rolling four consecutive trailing fiscal quarters on a consolidated basis and (y) $25,000,000 from the date hereof through the Facility Termination Date.

(iv)       Prior to and after giving effect to such Acquisition, no Default or Unmatured Default shall exist.

“Permitted Lien” means a Lien permitted by Section 6.14.

“Permitted Repurchase” means either of the following transactions, in each case approved by the board of directors of the US-Borrower and approved by the Administrative Agent and in each case of a monetary value not individually or in the aggregate over the life of this Agreement in excess of Fifteen Million Dollars ($15,000,000): (i) repurchase of the capital stock of the US-Borrower or (ii) repurchase or prepayment of the Debentures, including any prepayment premium or fee thereon; provided that no such transaction shall be deemed a Permitted Repurchase until the issuance of financial statements in the form required under Section 6.1 hereof in respect of the fiscal quarter ended September 1, 2007, including receipt of appropriate certificates verifying no Default.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code as to which the US-Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by the Administrative Agent or its Parent from time to time, changing when and as said prime rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase Bank, N.A. or its Parent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transaction.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the US-Borrower or its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reference Lender” means the relevant Administrative Agent.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of the obligations of an applicable Borrower to the Issuer and the Lenders in respect of all unreimbursed payments or disbursements made by the Issuer and the Lenders under or in respect of drawings under the Facility Letters of Credit.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Dollar Amount of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Dollar Amount of the aggregate unpaid principal amount of the Aggregate Total Outstandings.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D or analogous regulations of the Bank of England on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Senior Funded Debt” means the sum of all Consolidated Funded Indebtedness (excluding SFAS 133 Charges and SFAS 133 Gains) that is not Subordinated Debt.

“SFAS 133 Charges” means recurring charges related to interest rate derivatives, as determined in accordance with Agreement Accounting Principles.

“SFAS 133 Gains” means recurring gains related to interest rate derivatives, as determined in accordance with Agreement Accounting Principles.

“SIBOR” means, for a relevant period, that rate of interest for interbank deposits denominated in Singapore Dollars displayed at page ABSIRFIX01 of the Reuters Monitor Money Rates Services under the caption "ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATE FIXING AT 11 A.M. SINGAPORE TIME”; provided that if no such screen rate is available, “SIBOR” shall be the arithmetic mean of the rates (rounded towards to four decimal places), as supplied to the Administrative Agent at its request, quoted by the reference banks to leading banks in the Singapore interbank market, to be, in relation to the interest period for that utilisation, equal to Y (rounded upwards to four decimal places) calculated by each reference bank in accordance with the following formula:

Y	=	(R x 365) + (F x 365) + (F x R x 365)
360	S	N	S	360

where:

F =       the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such reference bank in offering to sell US Dollars forward in exchange for Singapore Dollars on the last day of that interest period in the Singapore interbank market as of 11am on the quotation date;

S =       the exchange rate at which such reference bank sells US Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such reference bank as of 11 a.m. on the quotation date;

R =      the rate at which such reference bank is offering US Dollar deposits for that interest period in an amount comparable to the US Dollar equivalent of that utilization (such US Dollar equivalent to be determined by such reference bank at such rate or rates as such reference bank determines to be most appropriate) to prime banks in the Singapore interbank market as of 11 a.m. on the quotation date; and

N =      the actual number of days in that interest period.

“SIBOR Advance” means an Advance bearing interest at the SIBOR Rate.

“SIBOR Interest Period” means with respect to a SIBOR Advance, a period of one, two, three or six months commencing on a Business Day selected by the Singapore Borrower requesting such Advance pursuant to this Agreement. Such SIBOR Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such SIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurocurrency Interest Period would otherwise end on a day which is not a Business Day, such SIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such SIBOR Interest Period shall end on the immediately preceding Business Day.

“SIBOR Rate” means, with respect to an Advance for the relevant Interest Period, the sum of (i) the quotient of (a) SIBOR applicable to such Interest Period over (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period plus (ii) the Applicable Margin.

“Singapore Borrower” shall have the meaning set forth in the preamble hereto.

“Singapore Subfacility” means the revolving loans denominated in Singapore Dollars and made available by the Lenders to the Singapore Borrower pursuant to the terms hereof. Loans under the Singapore Subfacility may only be SIBOR Advances.

“Singapore Subfacility Limit” means Advances denominated in S$ in an outstanding amount not to exceed the Dollar Amount of Five Million Dollars ($5,000,000).

“Singapore Dollars” or “S$” means the lawful currency of Singapore.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“SSD Sale” means the sale of the Security Systems Division of the US-Borrower that was sold and transferred effective on or about May 31, 2007.

“Standby Letter of Credit” means any Facility Letter of Credit that is an irrevocable standby Letter of Credit.

“Subordinated Debt” means, with respect to any Borrower, the Debentures and any Indebtedness of such Borrower (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Facility Termination Date, and the payment of the principal of and interest on which and other obligations of such Borrower in respect thereof are subordinated to the prior payment in full of principal of and interest (including post-petition interest) on the Notes and all other Obligations and liabilities of such Borrower to the Administrative Agent and the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders, and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Required Lenders, as evidenced by their prior written approval thereof.

“Subfacility” shall mean the Singapore Subfacility or the Euro Subfacility, as the case may be.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the US-Borrower or of any of the Borrowers.

“Substantial Portion” means, with respect to the Property of any Person, Property (except for inventory sold in the ordinary course of business) which (i) represents more than 20% of the consolidated assets of such Person as at the last day of the calendar month ending on or most recently ended prior to the date on which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Person for the period of twelve complete and consecutive calendar months ending on or most recently ended prior to the date on which such determination is made.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of whatever nature now or hereafter imposed by any jurisdiction or taxing authority thereof, and all interest, penalties or similar liabilities with respect thereto, but excluding Excluded Taxes.

“Total Outstandings” means as of any date of determination with respect to any Subfacility, an amount equal to the total outstanding principal amount of Loans under such Subfacility.

“Transferee” is defined in Section 12.4.

“Treasury Management Facilities” means the financial accommodations in the form of intercompany loans extended by Richardson Electronics Benelux B.V. (sometimes referred to herein as “Cash Manager”) to certain of the Euro Borrowers and certain of their Affiliates (sometimes referred to herein as the “Treasury Management Borrowers”) as evidenced by that certain Treasury Management and Subordinated Security Agreement by and among such Persons, as the same may be amended from time to time including, without limitation, any accession by additional Affiliates as parties to said agreement.

“Treasury Management Liens” means the Liens granted in favor of the Cash Manager by the Treasury Management Borrowers pursuant to the Treasury Management Facilities.

“Treasury Management Obligations” means in respect of any Person, Indebtedness arising under the Treasury Management Facilities.

“Type” means with respect to any Advance, its nature as a Eurocurrency Advance, Floating Rate Advance or SIBOR Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans as if such Plans were terminating on such date under Section 4041 of ERISA.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“US Borrower” has the meaning specified in the preamble.

“US Facility” means the revolving loans denominated in Dollars and made available by the Lenders to a US Facility Borrower pursuant to the terms hereof. Loans under the US Facility may be either Eurocurrency Advances or Floating Rate Advances (together with Letters of Credit to the extent set forth in Article 2).

“US Facility Borrower” means the US-Borrower, the Singapore Borrower and the Euro Holding Company.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and the plural forms of the defined terms.

ARTICLE 2

THE CREDITS

2.1       Commitments; Credit Facilities. Subject to the limitations set forth in the next sentence, from and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances, to the extent of such Lender’s Commitment, to the applicable Borrowers. Each Lender agrees, on the terms and conditions set forth herein to make Advances to any Borrower in the applicable Agreed Currency from time to time in amounts not to exceed in the aggregate at any one time outstanding its Commitment, provided that (i) the Aggregate Total Outstandings under the Euro, Subfacility shall at no time exceed the Euro Subfacility Limit, (ii) the Aggregate Total Outstandings under the Singapore Subfacility shall at no time exceed the Singapore Subfacility Limit, and (iii) the Aggregate Total Outstandings shall at no time exceed the lesser of (x) the the Borrowing Base and (y) the Aggregate Commitment. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2       Repayment of Principal. The US-Borrower promises to repay in full the principal amount of all Advances and all other unpaid Obligations on the Facility Termination Date. Each Non-US Borrower jointly and severally promises to repay in full the principal amount of all Advances and all other unpaid Obligations hereunder with respect to all Subfacilities on the Facility Termination Date; provided that no Non-US Borrower shall be required to repay any amount with respect to a Subfacility (other than its own Subfacility) to the extent prohibited by applicable law. In addition, the US-Borrower and Richardson International, Inc. will, if requested by the Administrative Agent, each deliver a Guaranty (which delivery is a condition to the effectiveness of this Agreement) pursuant to which it acknowledges that it unconditionally and irrevocably guarantees the punctual, full and prompt payment when due, of all Obligations of all Borrowers.

2.2.1    Mandatory Prepayment. (a)       If at any time the Aggregate Total Outstandings (calculated as of the most recent Computation Date) exceeds either the Aggregate Commitment or the Borrowing Base, then (A) the US-Borrower shall be obligated to immediately repay Advances under the US Subfacility, and (B) each Non-US Borrower shall be jointly and severally obligated to immediately repay Advances under all Subfacilities, in each case in a principal amount that is, together with any other Borrower’s repayment pursuant to this sentence, sufficient to eliminate any such excess; provided that no Non-US Borrower shall be required to repay any amount to the extent prohibited by applicable law. If at any time (in each case measured as of the most recent Computation Date) (i) the Aggregate Total Outstandings in respect of the Euro Subfacility exceed the Euro Subfacility Limit, (iii) the Aggregate Total Outstandings in respect of the Singapore Subfacility exceed the Singapore Subfacility Limit, each Borrower that is a party to such affected Subfacility shall be jointly and severally obligated to repay Advances under the affected Subfacility in an amount or amounts sufficient to eliminate any such excess. Until such time as an excess in an affected Subfacility is so eliminated, the Aggregate Commitment shall be reduced by an amount equal to the Dollar Amount of the excess of such affected Subfacility.

(b)        The applicable Borrower shall be obligated to repay outstanding Advances in the amount of and equal to the extent it has received proceeds, net of any reasonable expenses related thereto, payable within five (5) days of receipt, of (i) any Equity Issuance and (ii) any Asset Sale. To the extent the amount received from any Equity Issuance or Asset Sale is in a currency other than those in which the applicable outstanding Advances are denominated, such currency shall be converted to the applicble currency or currencies denominating such Advances.

2.2.2    Voluntary Prepayment. The applicable Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Advances under its respective Facility, or, in the minimum amount of EUR 1,000,000 or any integral multiples of EUR 100,000 in excess thereof in the case of the Euro Subfacility, the minimum of S$ 1,000,000 or any integral multiples of S$ 100,000 in excess thereof in the case of the Singapore Subfacility, and the minimum of $1,000,000 or any integral multiples of $100,000 in excess thereof in the case of the US Facility (except that prepayments may be made in the minimum amount of $100,000 or any integral multiples of $100,000 in excess thereof in the case of a Floating Rate Advance), any portion of the outstanding Advances upon three Business Days’ prior notice to the Administrative Agent by 10:00 a.m. (local time).

2.3       Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders with a Commitment ratably in proportion to the ratio (hereafter referred to as the “Percentage”) that their respective Commitment bears to the Aggregate Commitment.

2.4       Commitment Fee and Reductions in Aggregate Commitment.

2.4.1    Commitment Fee. For the account of the Lenders, the US-Borrower shall pay to the Administrative Agent an annual fee equal to the applicable percentage expressed on the Pricing Schedule applicable to commitment fees of the average daily unused portion of the Aggregate Commitment from July 27, 2007 to and including the Facility Termination Date, payable quarterly in arrears in Dollars with the first payment on August 31, 2007 and then payments on the last Business Day of each November, February, May and August thereafter prior to the Facility Termination Date (with the outstanding unpaid balance of such fee due and payable on the Facility Termination Date). The Administrative Agent shall allocate such fee among the Lenders based on the percentage that would be allocable to each such Lender and its Affiliates in the proportion that its Commitment bears to the Aggregate Commitment. Such fee shall in no circumstances be refundable to any Borrower, provided, however, that such fee shall be prorated for the actual days of any quarter in which a Facility Termination Date occurs solely because of the Borrowers’ irrevocable payoff of all Advances on account of a breach by the Lenders of Section 10.12 hereof, the occurrence of a Gross Up Event or the payment in full by Borrowers of all amounts due hereunder on or about July 27, 2010. The Administrative Agent shall compute the amount of such fee as of each applicable Computation Date. All accrued fees shall be payable in Dollars on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. The Administrative Agent shall pay each Lender its applicable share of the fee in Dollars on the same Business Day if received before 11:00 a.m. Chicago time or on the next Business Day if received after 11:00 a.m. Chicago time. All Paid Fees shall be credited against amounts due under this Section 2.4.1.

2.4.2    Reduction of Commitment. Any Borrower may permanently reduce the Commitment, in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Commitment may not be reduced below the aggregate principal amount of the outstanding Advances.

2.5       Minimum Amount of Each Advance. Each Advance shall be in a minimum amount of (i) EUR 1,000,000 and in multiples of EUR 100,000 if in excess thereof in the case of the Euro Subfacility, (ii) S$ 1,000,000 and in multiples of S$ 100,000 if in excess thereof in the case of the Singapore Subfacility, (iii) $1,000,000 and in multiple of $100,000 if in excess thereof in the case of Eurocurrency Advances under the the US Facility and (iv) $300,000 and in multiples of $100,000 if in excess thereof in the case of Floating Advances under the the US Facility.

2.6       Method of Selecting Types and Interest Periods for New Advances. Each Borrower shall select the Type of Advance, the Interest Period (if applicable) and the Agreed Currency applicable thereto from time to time. Each Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit B attached hereto, (a “Borrowing Notice”) (i) not later than 10:00 a.m. (London time) at least three Business Days before the Borrowing Date in the case of Eurocurrency Advances requested from the Administrative Agent, (ii) not later than 12:00 noon (Chicago time) at least three Business Days before the Borrowing Date in the case of SIBOR Advances requested from the Administrative Agent and (vi) not later than 10:00 a.m. (Chicago time) on the Borrowing Date in the case of Floating Rate Advances requested from the Adminstrative Agent, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)	the aggregate amount of such Advance,
(iii)	the Type of Advance; and
(iv)	the Interest Period and Agreed Currency applicable thereto.
Timing and mechanics of Overdraft Loans shall be as set forth in the Overdraft Facility Agreement.

2.7       Continuation; Rollover and Conversion of Outstanding Advanceds.

2.7.1    Continuation of Eurocurrency Advances. The provisions of this Section 2.7.1 shall apply to each Subfacility. Each Eurocurrency Advance shall continue as an Advance until the end of the then applicable Interest Period therefor, at which time each such Advance shall automatically continue as an Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Advance is or was repaid in accordance with Section 2.2 or (y) the applicable Borrower shall have given the Administrative Agent a Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Advance continue as an Advance for the same or another Interest Period.

Subject to the terms of Section 2.5, so long as no Default has occurred and is continuing, any applicable Borrower may elect from time to time to continue all or any part of an Eurocurrency Advance or SIBOR Advance denominated in the same Agreed Currency. Any such Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit C attached hereto, (a “Continuation Notice”) of each continuation of an Advance not later than 10:00 a.m. (London time) at least three Business Days prior to the date of the requested continuation to the Administrative Agent, specifying:

(i)	the requested date, which shall be a Business Day, of such continuation, and
(ii)	the Agreed Currency and amount into which such Advance is to be continued and the duration of the Interest Period applicable thereto.

2.7.2                Conversion/Continuation Option: US Facility. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances. Each Eurocurrency Advance under the US Facility shall continue as a Eurocurrency Advance until the end of the then applicable Eurocurrency Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance unless the applicable US Facility Borrower shall have given the Administrative Agent a Continuation/Conversion Notice in the form of Exhibit F attached hereto (“US Continuation Notice”) requesting that, at the end of such Eurocurrency Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Eurocurrency Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.5, the applicable US Facility Borrower may elect from time to time to convert all or any part of an Advance of either Type into the other Type of Advance; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Eurocurrency Interest Period applicable thereto. The applicable US Facility Borrower shall give the Administrative Agent an irrevocable US Continuation Notice of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 12:00 noon (Chicago time) (a) in the case of a conversion into a Floating Rate Advance, at least one Business Day before the date of the requested conversion, and (b) in the case of a conversion into or continuation of a Eurocurrency Advance, at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date (which shall be a Business Day) of such conversion or continuation;

(ii)	the aggregate amount and Type of Advance(s) which is to be converted or continued; and

(iii)

the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Eurocurrency Interest Period applicable thereto (which may not end after the Facility Termination Date).

2.7.3    Continuation of SIBOR Advance. With respect to each SIBOR Advance which is outstanding, at or before 11:00 a.m. three Business Days before the end of the then applicable SIBOR Interest Period, the Singapore-Borrower shall notify the Administrative Agent in form and substance substantially as attached as Exhibit G (“Singapore Rollover Notice”) either of (i) the next SIBOR Interest Period which such Singapore-Borrower has selected as applicable to the SIBOR Advance, which new SIBOR Interest Period shall commence on and include the last day of the prior SIBOR Interest Period, or (ii) the intention of such Singapore-Borrower to repay such SIBOR Advance at the end of the relevant SIBOR Interest Period. If such Singapore-Borrower fails to select and to notify the Administrative Agent of the SIBOR Interest Period applicable to the SIBOR Advance, or of its intention to repay such SIBOR Advance, the Singapore-Borrower shall be deemed to have selected a new Interest Period of one month for such Advance.

2.7.4    Effect of a Default. Notwithstanding the foregoing, no conversions or continuations of conversions of any Advance shall be permitted during the continuance of a Default or Unmatured Default.

2.8       Method Of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, not later than noon, local time, in the city of the Administrative Agent’s Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article 4 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrowers at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.8, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.9       Changes in Interest Rate, etc. Each Eurocurrency Advance and SIBOR Advance shall bear interest at the Eurocurrency Rate or SIBOR Rate, as applicable, on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Advance based upon each Borrower’s selections under Sections 2.6 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.7.2 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.7.2 at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advances maintained as a Floating Rate Advance will take effect simultaneously with each change in such applicable rate. Each Eurocurrency Advance and SIBOR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurocurrency Interest Period and SIBOR Interest Period applicable thereto to (but not including) the last day of such Eurocurrency Interest Period or SIBOR Interest Period at the Eurocurrency Rate or SIBOR Rate, as applicable determined as applicable to such Eurocurrency Advance or SIBOR Advance.

2.10     Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.6 or 2.7, during the continuance of a Default or Unmatured Default the Administrative Agent, acting at the direction of the Required Lenders may, at its option, by notice to all the Borrowers (which notice may be revoked at the option of the Administrative Agent, acting at the direction of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as an Eurocurrency Advance made in Dollars. During the continuance of a Default the Administrative Agent, acting at the direction of the Required Lenders may, at their option, by notice to all the Borrowers (which notice may be revoked at the option of the Administrative Agent, acting at the direction of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates):

(i)        declare that each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth above shall be applicable to such Advances without any election or action on the part of the Administrative Agent or any Lender. In any such event, the outstanding Eurocurrency Advances under the US Facility will automatically convert into Floating Rate Advances in accordance with the terms of Section 2.7.2 and shall bear interest at the rate otherwise applicable thereto after giving effect to such conversion plus 2% per annum, and

(ii)       declare that each Floating Rate Advance shall bear interest at the rate otherwise applicable to such Advance plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.11     Method Of Payment.

(i)

Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to all of the Borrowers, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. All payments to be made by any Borrower hereunder shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Payment Office for such currency and shall be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received, in the funds received from such Borrower at the address of the Administrative Agent’s Payment Office for such currency. The Administrative Agent is hereby authorized to charge any account of such Borrower maintained with the Administrative Agent or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

(ii)

Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or a Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.12     Increase in Commitments.

(a)        The US-Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments from one or more Incremental Lenders (which may include any existing Lender), in an amount such that all such Incremental Commitments combined do not exceed the Dollar Amount of $15,000,000; provided that after giving effect to such increase the Aggregate Commitment shall not exceed the Dollar Amount of $55,000,000 and provided further that each Incremental Commitment and each Incremental Lender shall be subject to the approval of the Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in an amount of at least the Dollar Amount of $1,000,000), and (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than ten (10) Business Days after the date of such notice). For the avoidance of doubt, only the approval of the Administrative Agent with regard to, and no approval from the Lenders shall be required with regard to, and no Lender shall have the right to object to, any request by the US-Borrower to the Administrative Agent to arrange for the making of any Incremental Commitment.

(b)        Each Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Loan Assumption Agreement shall specify the amount of the Incremental Commitment and the Facility to which it applies. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and amount of the Incremental Commitment evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent without the consent of any Borrower, any Lender or the Administrative Agent. Once effectively added pursuant to this Section, an Incremental Lender shall be deemed a Lender for all purposes of the Agreement.

(c)        Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section unless (i) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under Section 4.1 and (ii) there would not exist any Default or Unmatured Default after giving effect to such Incremental Commitment and the Advances to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d)        Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Lenders, when originally making their Incremental Commitment, are included in each outstanding Advance under its applicable Facility in accordance with its Percentage (after the requisite initial Advance by such Incremental Lender is made), and the Borrowers agree that they shall be responsible for any breakage or similar costs incurred in any conversion of an Advance required by the Administrative Agent to effect the foregoing.

For the avoidance of doubt, the parties acknowledge that any Incremental Lender shall be required, at the time of effectiveness of its Incremental Commitment, to fund an Advance thereunder in an amount such that, after giving effect to thereto, each Lender under the applicable Facility (including such Incremental Lender) has funded its Percentage of such Facility.

2.13     Noteless Agreement, Evidence of Indebtedness.

(i)

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of any Borrower to such Lender resulting from each Loan made by such Lender from time to time under the applicable Facility, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)

The Administrative Agent shall maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Facility, the Type of Advance, the Agreed Currency thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof

(iii)

The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iv)

Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14     Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer or Authorized Officers, the Administrative Agent or any Lender in good faith believes to be acting on behalf of each such Borrower. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15     Interest Payment Dates, Interest and Fee Basis. Except for Floating Rate Advances under the US Facility, interest accrued on each Advance shall be payable on the last day of its applicable

Interest Period, on any date on which the Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Interest on Floating Rate Advances available under the US Facility shall be payable monthly in arrears on each applicable Payment Date for the period up to but not including such Payment Date and shall be calculated on a daily basis on the principal amount of the Floating Rate Advances, remaining unpaid from time to time and on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as the case may be.

2.16     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice in respect of any Facility, Borrowing Notice, Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify the applicable Lender of the interest rate applicable to each Advance promptly upon determination of such interest rate. The Reference Lender agrees to furnish timely information for the purpose of determining the Eurocurrency Rate.

2.17     Lending Installations and Lender Affiliates.

2.17.1  Lending Installations. Each Lender will book its Loans at the appropriate Lending Installation listed on Schedule 2 or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.17. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and each Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18     Non-Receipt of Funds by the Administrative Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of such Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the applicable Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of repayment by a Lender with repect to a Subfacility, the Overnight Foreign Currency Rate for such day, (ii) in the case of repayment by a Lender with repect to the US Facility, the

Federal Funds Effective Rate for such day and (iii) in the case of repayment by a Borrower, the interest rate applicable to the relevant Advance.

2.19     Market Disruption. (a) If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and each Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, each Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in another Agreed Currency, subject to the other terms set forth in Article 2.

(b)       Notwithstanding the satisfaction of all conditions referred to in Article 2 and Article 4 with respect to any Advance in any Agreed Currency, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Loans comprising such Advance to be denominated in the Agreed Currency specified by a Borrower, then the Administrative Agent shall forthwith give notice thereof to such Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Euro, in an aggregate principal amount equal to the Euro Amount of the aggregate principal amount specified in the related Borrowing Notice or Continuation Notice, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Continuation Notice, as the case may be.

2.20     Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of any Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such

Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

2.21     Replacement of Lender. If a Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make, convert or continue Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), such Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to such Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit H and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) such Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5. No replacement Lender shall be appointed to replace an Affected Lender pursuant to this Section unless the amounts payable to such replacement Lender pursuant to Section 3.1, 3.2 and 3.5 would be less than the amount so payable to the Affected Lender.

2.22     Facility Letters of Credit.

2.22.1   Obligation to Issue. From and including the date of this Agreement and prior to the tenth (10th) Business Day prior to the Facility Termination Date, the Administrative Agent agrees, on the terms and conditions set forth in this Agreement and on behalf of each of the Lenders, to issue for the account of any Borrower one or more Facility Letters of Credit in accordance with this Section 2.22, (the Administrative Agent in such capacity is referred to as the “Issuer”).

2.22.2   Types and Amounts. The Issuer shall not have any obligation to and shall not:

(i)

issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by the Issuer, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Issuer;

(ii)

issue any Facility Letter of Credit if, after giving effect thereto, the sum of (a) the Facility Letter of Credit Obligations plus (b) the aggregate unpaid principal balance of the Advances would exceed the Aggregate Commitment;

(iii)	issue any Facility Letter of Credit which has an expiry date (a) later than twelve months after the Issuance Date thereof or (b) on or after five days prior to the Facility Termination Date; or
(iv)

issue any Facility Letter of Credit if, after giving effect to such Facility Letter of Credit requested hereunder, the Facility Letter of Credit Obligations would exceed the Dollar Amount of $10,000,000.

2.22.3   Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of the Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of each of the following conditions:

(i)

the applicable Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the requested Facility Letter of Credit (it being understood that if any inconsistency exists between the Issuer’s Letter of Credit documents and the Documents, the terms of the Documents shall govern and control) and the requested Facility Letter of Credit shall be reasonably satisfactory to the Issuer as to form and content; and

(ii)

on the Issuance Date, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuer from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of Letters of Credit generally or the issuance of such requested Facility Letter of Credit in particular.

2.22.4   Procedure for Issuance of Facility Letters of Credit.

(a)        The applicable Borrower shall give the Issuer written notice not later than 12:00 p.m. Chicago time (as applicable to the applicable Facility) at least three Business Days before the Issuance Date of any requested Facility Letter of Credit (each a “Facility Letter of Credit Request”) (except that, in lieu of such written notice, such Borrower may give the Issuer notice of such request by tested telex or other tested arrangement satisfactory to the Issuer). Such Facility Letter of Credit Request shall be irrevocable and shall specify:

(1)        the stated amount of such requested Facility Letter of Credit;

(2)        the Issuance Date (which day shall be a Business Day);

(3)        the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the earlier of (i) twelve months after the Issuance Date thereof and (ii) five days prior to the Facility Termination Date);

(4)        the purpose for which such Facility Letter of Credit is to be issued;

(5)        the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(6)        whether the requested Facility Letter of Credit will be a Commercial Letter of Credit or a Standby Letter of Credit.

Prior to the issuance of the requested Facility Letter of Credit, the applicable Borrower shall provide the Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. The Issuer will notify each Lender within a reasonable time following the issuance of each Facility Letter of Credit.

(b)       Subject to the terms and conditions of this Section 2.22.4 and provided that the applicable conditions set forth in Sections 4.1 (in the case of the initial Facility Letter of Credit), 4.2 and 2.22.3 have been satisfied, the Issuer shall, on the applicable Issuance Date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with the Issuer’s usual and customary business practices.

(c)        The Issuer shall not extend or amend any Facility Letter of Credit unless the requirements of Sections 2.22.2, 2.22.3 and 2.22.4 are met.

2.22.5   Reimbursement Obligations.

(a)        (i)         The Issuer shall promptly notify the applicable Borrower of any draw under such Facility Letter of Credit. The applicable Borrower shall reimburse the Issuer for drawings under Standby Letters of Credit (including the Issuer’s issuing costs) no later than the Business Day after the payment in respect of such Standby Letter of Credit by the Issuer, together with interest thereon at the Floating Rate from the date of payment on such Standby Letter of Credit by the Issuer to and including the date on which the Issuer is reimbursed for such payment by such Borrower. The applicable Borrower shall reimburse the Issuer for drawings under Commercial Letters of Credit (including the Issuer’s issuing costs) no later than the Business Day after the payment in respect of such Commercial Letter of Credit by the Issuer, together with interest thereon at the Floating Rate from the date of payment on such Commercial Letter of Credit by the Issuer to and including the date on which the Issuer is reimbursed for such payment by such Borrower; and

(ii)        Any Reimbursement Obligation with respect to any Facility Letter of Credit which is not paid on the date when due in accordance with Section 2.22.5(a)(i) shall (A) if there is availability for such an Advance pursuant to Section 2.1, be automatically converted on such date into a Floating Rate Advance and shall bear interest at the Floating Rate or (B) if there is no availability for an Advance pursuant to Section 2.1, be payable on demand and bear interest until paid at a rate per annum equal to the sum of the Floating Rate plus 2% per annum.

(iii)                   Any action taken or omitted to be taken by the Issuer under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuer under any resulting liability to any Lender or, assuming that the Issuer has complied with the procedures specified in Section 2.24.4(b) and such Lender has not given a notice contemplated by Section 2.22.6(a) that continues in full force and effect, relieve such Lender of its obligations hereunder to the Issuer. In determining whether to pay under any Facility Letter of Credit, the Issuer shall have no obligation relative to the Lenders or the applicable Borrower other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to comply on their face with the requirements of such Facility Letter of Credit.

2.22.6   Participation.

(a)        Immediately upon issuance by the Issuer of any Facility Letter of Credit in accordance with the procedures set forth in Section 2.22.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation equal to its Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by the Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.22.6 if the Issuer shall have received written notice from any Lender on or before 10:00 a.m. Chicago time on the Issuance Date of such Letter of Credit that one or more of the conditions contained in Section 4.2 is not then satisfied, and, in the event the Issuer receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by such Lender or such condition has been satisfied or has been effectively waived in accordance with the provisions of this Agreement.

(b)       In the event that the Issuer makes any payment under any Facility Letter of Credit and the applicable Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.22.5, the Issuer shall promptly notify each Lender of such failure, and each such Lender shall promptly and unconditionally pay to the Issuer for the Issuer’s account the amount of such Lender’s Percentage of the unreimbursed amount of any such payment. The failure of any Lender to make available to the Issuer its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Issuer its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Issuer its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

(c)       Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the account of each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to each such Lender’s Percentage thereof.

(d)       The obligations of a Lender to make payments to the Issuer with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances. Nothing contained in this Section 2.22.6(d) shall impair or adversely affect any claim any Lender may have against the Issuer or any other Lender with respect to any gross negligence or willful misconduct of the Issuer or such other Lender in respect of any Facility Letter of Credit.

2.22.7   Payment of Reimbursement Obligations.

(a)        The applicable Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuer under or in connection with each Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which such Borrower or any Subsidiary may have at any time against the Issuer, the Administrative Agent or any other Person, under all circumstances, including without limitation, any of the following circumstances:

(i)         any lack of validity or enforceability of this Agreement or any of the other Documents;

(ii)        the existence of any claim, setoff, defense or other right which any Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the applicable Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

(iii)       any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)       the surrender or impairment of any security for the performance or observance of any of the terms of any of the Documents;

(v)        the occurrence of any Default or Unmatured Default.

(b)       In the event any payment by the applicable Borrower or any Subsidiary received by the Issuer with respect to a Facility Letter of Credit and distributed to the Lenders on account of their participation is thereafter set aside, avoided or recovered from the Issuer or the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuer, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuer upon the amount required to be repaid by it.

2.22.8   Facility Letter of Credit Fees. In connection with each Facility Letter of Credit issued, the applicable Borrower agrees to pay the Issuer thereof, ratably for the benefit of the Lenders:

(a)        with respect to each Standby Letter of Credit, on the Issuance Date thereof, a letter of credit fee computed at the “S/L/C Rate” (as defined below) on the maximum amount available to be drawn from time to time under such Standby Letter of Credit for the period from and including the date of issuance of such Standby Letter of Credit until the stated expiry date thereof. This fee shall be payable for the first year (or the entire stated period if less than one year) on the Issuance Date and quarterly in arrears the last Business Day of each November, February, May and August thereafter. As used herein, “S/L/C Rate” means the interest rate equal to the “Applicable Margin” in connection with the Eurocurrency Rate then in effect (including any increase or adjustment thereto due to Defaults or Unmatured Default).

(b)       with respect to each Commercial Letter of Credit, on the Issuance Date thereof, such issuance fee as the applicable Borrower and the Issuer of such Facility Letter of Credit shall have agreed upon in writing.

The applicable Borrower shall also pay to the Issuer for its own account (i) at the time of issuance of each Facility Letter of Credit, a fronting fee in an amount to be agreed upon between the Issuer and such Borrower, and (ii) documentary and processing charges in connection with the issuance or modification of and draws under Facility Letters of Credit in accordance with the Issuer's standard schedule for such charges as in effect from time to time.

2.23     Overdraft Loans

2.23.1    Overdraft Loans. The Overdraft Lender in its sole and absolute discretion, from and including the date of this Agreement and prior to the Facility Termination Date, may make, on a revolving credit basis, loans (collectively, “Overdraft Loans”) in Euro or Dollars to the Euro Holding Company in such aggregate amounts as Euro Holding Company may from time to time request from the Overdraft Lender in accordance with the Overdraft Facility Agreement up to the amount of the Overdraft Exposure; provided, after giving effect to such Overdraft Loan, (i) the aggregate outstanding amount of all Overdraft Loans does not exceed the Overdraft Exposure, and (ii) the Overdraft Exposure, plus the Eurocurrency Advances, do not exceed the Euro Subfacility Limit. The Overdraft Facility Agreement shall take effect upon its execution and delivery on terms acceptable to the Overdraft Lender and satisfaction of all conditions to effectiveness thereto. For purposes of computation of the fees contained in Section 2.4.1 hereof, outstanding Overdraft Loans shall count as usage under the Euro Subfacility. Subject to the terms of this Agreement, the Euro Holding Company may borrow, repay and reborrow Overdraft Loans at any time prior to the Facility Termination Date in accordance with the terms of the

Overdraft Facility Agreement. The terms and conditions of borrowing in respect to the Overdraft Loans, including borrowing procedures, shall be as set forth in the Overdraft Facility Agreement. The parties hereto acknowledge and agree that the Overdraft Loans shall be entitled to the same collateral security and guaranties as the Euro Subfacility, including, without limitation the Collateral Documents and each Borrower agrees to perform such other and further acts necessary to give effect to such security and support.

2.23.2    Participations in Overdraft Loans. Upon the earlier of (a) a Business Day occurring no less frequently than weekly, as determined by the Administrative Agent and notice of which has been provided to the Overdraft Lender and (b) the Business Day on which written demand by the Overdraft Lender, with a copy of such demand to the Administrative Agent, is received by each Overdraft Lender (such date, the “Overdraft Settlement Date”), each other Lender shall purchase from the Overdraft Lender, and the Overdraft Lender shall sell and assign to each such other Lender, such other Lender’s Percentage of such outstanding Overdraft Loans as of such Overdraft Settlement Date, by making available for the account of the Overdraft Lender, by deposit at the office specified by the Administrative Agent, in same day funds, an amount equal to the portion of the outstanding principal amount, of such Overdraft Loans to be purchased by such Lender. The Euro Holding Company agrees to each such sale and assignment. If and to the extent any Lender shall not have made the amount of such Overdraft Loan available to the Administrative Agent by 2:00 p.m. (London time) on the Overdraft Settlement Date (it being understood that any such notice received after noon (London time) on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Overdraft Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to the Eurocurrency Rate (as determined by the Overdraft Lender) plus Two Percent (2.0%). Any Lender’s failure to make available to the Administrative Agent its Percentage of any such Overdraft Loan shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Percentage of such Overdraft Loan, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Percentage of any such Overdraft Loan. If such Lender shall pay to the Administrative Agent such amount for the account of the Overdraft Lender on any Business Day, such amount so paid in respect of principal shall constitute a Overdraft Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Overdraft Loan made by the Overdraft Lender shall be reduced by such amount on such Business Day.

ARTICLE 3

CHANGE IN CIRCUMSTANCES

3.1       Yield Protection. (a) If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)

subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans, the Facility Letters of Credit or other amounts due it hereunder, or

(ii)

imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Advances), or

(iii)

imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or Facility Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans or Facility Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, Facility Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or Facility Letters of Credit or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans, Facility Letters of Credit or Commitment, then, within 15 days of demand by such Lender, each Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

(b)       Non-U.S. Reserve Costs or Fees With Respect to Loans to Borrowers.

(i)

If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans to any Borrower or its Commitment to any Borrower or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans to any Borrower or Commitment to any Borrower, then, within 15 days of demand by such Lender, such Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received, provided that such Borrower shall not be required to compensate any Lender for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender as a result of the calculation of the interest rate applicable to Advances pursuant to clause (i)(b) of the definition of Eurocurrency Rate.

3.2       Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, each Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3       Availability of Types of Advances. If any Lender determines that maintenance of its Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a currency type and maturity appropriate to match fund Advances are not available or (ii) the interest rate applicable to Advances does not accurately reflect the cost of making or maintaining Advances, then the Administrative Agent shall suspend the availability of Advances and require any affected Advances to be repaid, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4       Funding Indemnification. If any payment of an Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or an Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Advance.

3.5       Taxes.

(i)

All payments by any Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note, and purchases described in Section 12.2 hereof, shall be made free and clear of and without deduction for any and all Taxes. If any Person shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the Borrowers shall pay such amounts necessary to increase such sum payable so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrowers shall make such deductions to the extent permitted by law, (c) if the Borrowers are permitted to make such deductions the Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) if the Borrowers are permitted to make such deductions the Borrowers shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)

In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)

Each Borrower hereby agrees to indemnify the Admnistrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)

Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each Borrower and to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or Form W-8BEN, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each Borrower and to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each Borrower and to the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by any Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises each Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)

For any period during which a Non-U.S. Lender has failed to provide any Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, such Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)

Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to each Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)

If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6       Lender Statements, Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of any Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to such Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on such Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Loan shall be calculated as though each Lender funded its Loan through the purchase of a deposit of the type currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by such Borrower of such written statement. The obligations of any Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

4.1       Initial Advance and Facility Letter of Credit.

The Lenders shall not be required to make the initial Advance hereunder and, if the initial Advance shall not have been made, the Issuer shall not be required to issue the initial Facility Letter of Credit hereunder, unless each Borrower has furnished to the Administrative Agent, with sufficient copies or other sufficient evidence for the Lenders the following, each dated as of the initial Borrowing Date or Issuance Date, as the case may be, or such earlier date as shall be acceptable to the Administrative Agent:

(i)	Delivery of duly executed Documents.
(ii)	Delivery of duly executed Borrowing Notice.
(iii)

Copies of the constitutive documents of each Borrower and each Guarantor, together with all amendments, and certificates of good standing (where available for issuance by relevant governmental bodies) from each jurisdiction in which each Borrower is organized, all certified by the appropriate governmental officers in their respective jurisdiction or, if not available, an Authorized Officer of each Borrower.

(iv)

Copies, certified by the Secretary or Assistant Secretary of each Borrower and each Guarantor, of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Documents to which such Borrower or Guarantor is a party.

(v)

An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower or Guarantor authorized to sign the Documents to which such Borrower or Guarantor is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower or Guarantor.

(vi)	A certificate, signed by the chief financial officer of each Borrower and each Guarantor, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.
(vii)

A written opinion of each Non-US Borrower’s counsel in substantially the form of Exhibit I(1), each Guarantor’s counsel in substantially the form of Exhibit I(2), and the US-Borrower’s counsel (which shall also furnish certain opinions in respect of the Borrowers and the Collateral Documents) in substantially the form of Exhibit I(3), in each case addressed to the Lenders.

(viii)	Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(ix)

Written money transfer instructions, in substantially the form of Exhibit J, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(x)

Delivery of a duly executed Guaranty issued to the Administrative Agent for the benefit of the Lenders by each of the US-Borrower and Richardson International, Inc., to the extent and in the form requested by the Administrative Agent.

(xi)	Evidence of payment of the facility fees as provided in Section 2.4.1 hereof.
(xii)

Such other documents and information as the Administrative Agent, any Lender, or its counsel may have reasonably requested (including information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act).

(xiii)	There exists no Default or Unmatured Default.
(xiv)

The representations and warranties contained in Article 5 are true and correct for each Borrower as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2       Each Advance and Facility Letters of Credit. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Issuers shall not be required to issue any Facility Letter of Credit, unless on the applicable Borrowing Date:

(i)	There exists no Default or Unmatured Default.
(ii)

The representations and warranties contained in Article 5 are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

Each Borrowing Notice with respect to each such Advance, and each Facility Letter of Credit Request with respect to each such Facility Letter of Credit, shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit K (a “Compliance Certificate”) as a condition to making an Advance.

4.3       Condition Subsequent    Within five (5) days of the initial Advance hereon, the US-Borrower shall furnish to the Administrative Agent a Borrowing Base Certificate, which shall support the Borrowings hereunder after giving effect to the Availability Hold.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.1       Corporate Existence and Standing. Each Borrower and its Subsidiaries is duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to maintain such qualification would singly or in the aggregate cause a Material Adverse Effect.

5.2       Authorization and Validity. Each Borrower has the power and authority and legal right to execute and deliver the Documents and to perform its obligations thereunder. The execution and delivery by such Borrower of the Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws or general principles of equity relating to remedies affecting or relating to the enforcement of creditors’ rights generally.

5.3       No Conflict, Government Consent. Neither the execution and delivery by any Borrower of the Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower or any Borrower’s Subsidiaries or (ii) any Borrower’s or any Borrower’s Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any Borrower or any Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower or any Borrower’s Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Borrower or any Borrower’s Subsidiaries, is required to be obtained by such Borrower or such Borrower’s Subsidiaries in connection with the execution and delivery of the Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Documents.

5.4       Financial Statements. The March 3, 2007 consolidated and consolidating financial statements of the US-Borrower and its Subsidiaries delivered to the Lenders at or before the date of this Agreement (the “Most-Recent Financials”) were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated and consolidating condition and operations of the US-Borrower and its Subsidiaries at such date and the consolidated and consolidating results of their operations for the period then ended.

5.5       Material Adverse Change. Except as set forth on Schedule 5.5 hereto, since the date of the Most-Recent Financials there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the US-Borrower or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect in respect of the US-Borrower or its Subsidiaries.

5.6       Taxes. Except as set forth on Schedule 5.6 hereto, each Borrower and each Borrower’s Subsidiaries have filed all applicable tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by such Borrower or any of such Borrower’s Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists, except for failures to file or pay which could not be reasonably expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of each Borrower and each Borrower’s Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7       Litigation and Contingent Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of their officers, threatened against or affecting any Borrower or any Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect no Borrower has material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4 hereof.

5.8       Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the US-Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the US-Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9       Accuracy of Information. No information, exhibit or report furnished by any Borrower or any Borrower’s Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10     Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of each Borrower and each such Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.11     Material Agreements. No Borrower nor any Borrower’s Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Borrower nor any Borrower’s Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.12     Compliance With Laws. Each Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.13     Ownership of Property. Except as set forth on Schedule 5.13 hereto, each Borrower and its Subsidiaries will have good title, free of all Liens (other than those permitted under Section 6.14 hereof), to all of the Property and assets reflected in the US-Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by it.

5.14     Environmental Matters. Except as set forth on Schedule 5.14 hereto, in the ordinary course of its business, the officers of each Borrower consider the effect of Environmental Laws on the business of each such Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to each such Borrower due to Environmental Laws. On the basis of this consideration, each Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. No Borrower nor any of their Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.15     Investment Company Act. No Borrower nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16     Public Utility Holding Company Act. No Borrower nor any of their Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.17     Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Debt.

5.18     Solvency.

(i)

Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the US-Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the US-Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the US-Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the US-Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the US-Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the US-Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)

The US-Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.19     ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $500,000. Neither the US-Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $500,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the US-Borrower nor any other members of the Controlled Group has withdrawn from any Plan, except as set forth as of the date of this Agreement on Schedule 5.19 hereto, or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Each Benefit Plan is in substantial compliance with ERISA and the Code and neither the US-Borrower or any Controlled Group member has received any notice asserting that any Benefit Plan is not in compliance with either ERISA or the Code.

5.20     Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the US-Borrower and its Subsidiaries to its employees and former employees, as estimated by the US-Borrower in accordance with reasonable procedures and assumptions, does not exceed $500,000.

5.21     Certain Transactions. Except as set forth as of the date of this Agreement on Schedule 5.21, neither the US-Borrower nor any of its Subsidiaries is party to, bound by or otherwise subject to any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it has incurred or will incur Off-Balance Sheet Liabilities other than Rate Management Obligations.

ARTICLE 6

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1       Reporting. Each Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

(i)        Within 90 days after the close of each of its Fiscal Years, (a) an unqualified audit report certified by independent certified public accountants, reasonably acceptable to the Administrative Agent, prepared in accordance with Agreement Accounting Principles on a consolidated basis for the US-Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, and accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, and (b) the US-Borrower’s annual 10-K financial statement.

(ii)       Within 45 days after the close of each quarterly period of each of its Fiscal Years, for the US-Borrower and its Subsidiaries, (a) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all prepared in accordance with Agreement Accounting Principles and certified by the chief financial officer of the US-Borrower; and (b) its quarterly 10-Q financial statements.

(iii)      Together with the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate.

(iv)      Within 20 days after the close of each month, a Borrowing Base Certificate.

(v)       If the US-Borrower or any member of the Controlled Group maintains a Single Employer Plan, within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by a plan administrator enrolled under ERISA.

(vi)      As soon as possible and in any event within 10 days after the US-Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the US-Borrower, describing said Reportable Event and the action which the US-Borrower proposes to take with respect thereto.

(vii)     As soon as possible and in any event within 10 days after the US-Borrower or any Controlled Group member withdraws from a Multiemployer Plan, a statement, signed by the chief financial officer of the US-Borrower, describing said withdrawal.

(viii)    As soon as possible and in any event within 10 days after the US-Borrower or any Controlled Group member terminates a Single Employer Plan under Section 4041 of ERISA, a statement, signed by the chief financial officer of the US-Borrower, describing said termination.

(ix)      As soon as possible and in any event within 10 days after the US-Borrower knows that any Benefit Plan or US-Borrower or Controlled Group Member has violated the provisions of ERISA or the Code, which violation could result in liability to the US-Borrower in excess of $250,000, a statement, signed by the chief financial officer of the US-Borrower, describing said violation.

(x)       Promptly upon the furnishing thereof to the shareholders of the US-Borrower, copies of all financial statements, reports and proxy statements so furnished.

(xi)      Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the US-Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(xii)     On or before September 30 of each of the US-Borrower’s Fiscal Years, projected statements of income and cash flow and a projected balance sheet for the US-Borrower and its Subsidiaries covering the period to and including the Facility Termination Date.

(xiii)    Within thirty days following delivery to the US-Borrower, a copy of each of the US-Borrower’s auditor’s management letters, if prepared.

(xiv)    As soon as possible and in any event within 10 days after receipt by any Borrower, a copy of (a) any notice or claim to the effect that such Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by such Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(xv)      Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2       Use of Proceeds. Each Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances and Facility Letters of Credit for general corporate purposes, working capital purposes and for Permitted Repurchases. No Borrower will, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or Facility Letters of Credit to purchase or carry any “margin stock” (as defined in Regulation U).

6.3       Notice of Default. Each Borrower will, and will cause each of its Subsidiaries to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4       Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted unless failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

6.5       Taxes. Each Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct applicable tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles, and except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.

6.6       Insurance. Each Borrower will and will cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and each Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7       Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.8       Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except to the extent that failure to make such repair could not be reasonably be expected to have a Material Adverse Effect.

6.9       Inspection/Field Exams. Each Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and Administrative Agent, to inspect any of the Property, books and financial records of such Borrower and such Subsidiary, to examine and make copies of the books of accounts and other financial records of such Borrower and such Subsidiary, and to discuss the affairs, finances and accounts of such Borrower and such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10     Indebtedness. No Borrower will, nor will permit, cause or suffer to exist the US-Borrower or any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans and Letters of Credit hereunder, together with the Overdraft loans.
(ii)	Indebtedness which (a) exists on the date hereof, and (b) is described in Schedule 6.10 to this Agreement.
(iii)

Subordinated Debt with terms and conditions which in the sole opinion of the Required Lenders are no more restrictive (with respect to Senior Funded Debt) than Subordinated Debt in existence on the date hereof.

(iv)

Indebtedness incurred to refinance existing Indebtedness permitted pursuant to Sections 6.10(ii) and (iii); provided however, that the maturity date of such new Indebtedness is no earlier than the maturity date of the Indebtedness being refinanced and the terms of such new Indebtedness (including, but not limited to, the amount, the term, the amount of the annual loan payment or provision for collateral or additional collateral) are no more disadvantageous to the Lenders, the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced.

(v)	Contingent Obligations (when measured together with the US-Borrower and its Subsidiaries) not exceeding the Dollar Amount of $5,000,000.
(vi)	Intercompany Indebtedness permitted under Section 6.13.
(vii)	Rate Management Obligations.
(viii)	Funds Transfer Obligations not in excess of Twenty Five Millions Dollars ($25,000,000) at any one time outstanding.
(ix)

Unsecured Indebtedness (other than Funds Transfer Obligations) to JPMorgan and/or its Affiliates in an amount not exceeding the Equivalent Amount in an Agreed Currency of $5,000,000 at any one time outstanding and a maturity for each advance with respect to such Indebtedness not to exceed one year from the date of such advance.

(x)

Treasury Management Obligations owing by any Treasury Management Borrower to the Cash Manager not to exceed $5,000,000 per Treasury Management Borrower and $25,000,000 in the aggregate, in each case at any one time outstanding and in all events subordinated in right of payment to the Obligations in form and substance satisfactory to the Lenders.

6.11     Merger. No Borrower will, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may amalgamate, merge or consolidate with or into any Borrower or a Wholly-Owned Subsidiary and (ii) any Borrower or any Subsidiary may merge, amalgamate or consolidate with any other Person pursuant to a Permitted

Acquisition, provided that (a) such Borrower or such Subsidiary shall be the surviving entity and (b) after giving effect thereto, no Default or Unmatured Default shall exist.

6.12     Sale of Assets. No Borrower will suffer the US-Borrower, together with the US-Borrower’s Subsidiaries to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business.
(ii)

Leases, sales or other dispositions of personal Property that, together with all other personal Property of the US-Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the term of this Agreement, do not constitute a Substantial Portion of the Property of the US-Borrower and its Subsidiaries.

In connection with any sale pursuant to clause (ii) above, and to the extent the Required Lenders consent to any other lease, sale or disposal that would have been restricted by this Section 6.12, the US-Borrower shall make a prepayment within five days pursuant to Section 2.2.2 in an amount equal to the aggregate proceeds received in such lease, sale or disposal.

6.13     Investments and Acquisitions. No Borrower will, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, any of its Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments.
(ii)	Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 5.8.
(iii)

Investments (when measured together with the US-Borrower and its Subsidiaries) not to exceed the Dollar Amount of $5,000,000 in the aggregate at any one time outstanding in the common stock and investment grade bonds of publicly held corporations which stocks and bonds are traded on the New York, American or NASDAQ stock exchanges.

(iv)

Loans to employees of the US-Borrower, any Borrower or any of the US-Borrower or such Borrower’s Subsidiaries which do not exceed, in the aggregate for all such employees at any one time outstanding the Dollar Amount of $750,000.

(v)

Loans and advances to and other Investments (when measured together with the US-Borrower and its Subsidiaries) in any Borrower or any such Borrower’s Subsidiaries in the ordinary course of business not exceeding at any time outstanding for each Subsidiary, an amount which is the greater of (i) fifteen percent (15%) greater than the amount of such loans, advances and other Investments in each such Subsidiary stated in the Most-Recent Financials or (ii) the Dollar Amount of $1,000,000 plus the amount of such loans, advances and other Investments in each such Subsidiary stated in the Most-Recent Financials; provided that in no event shall such loans, advances and other Investments exceed for all of the US-Borrower’s Subsidiaries in the aggregate at any time outstanding the Dollar Amount of $10,000,000 plus the aggregate amount of such loans, advances and other Investments stated in the Most-Recent Financials.

(vi)	Permitted Acquisitions.
(vii)	Rate Management Transactions.
(viii)

Investments made by the Cash Manager in any Treasury Management Borrower, in the form of intercompany loans, not to exceed $5,000,000 per Treasury Management Borrower and $25,000,000 in the aggregate, in each case at any one time outstanding and in each case subordinated in right of payment to the Obligations on terms and conditions acceptable to the Lenders.

6.14     Liens. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower or any of its Subsidiaries, except:

(i)

Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due and which are contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(iv)

Liens arising from a judgment rendered or claim files, not in excess singly or in the aggregate, of the Dollar Amount of $500,000 in the aggregate for the US-Borrower and its Subsidiaries taken as a whole which the US-Borrower or such Subsidiary shall be contesting diligently in good faith by proper legal proceedings.

(v)

Liens which exist on the date hereof listed on Schedule 5.13 incurred by the US-Borrower and its Subsidiaries taken as a whole in the ordinary course of business securing Indebtedness less than the Dollar Amount of $100,000 in the aggregate.

(vi)

Unperfected Liens retained by vendors in the ordinary course of business on products purchased from them until payment is received, which Liens secure payment of obligations that (a) are not more than 30 days past due, and (b) do not, in the aggregate, exceed the Dollar Amount of $50,000.

(vii)

Any extension, renewal or substitution of or for any of the foregoing Liens described in this Section 6.14, provided in each case that (a) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the

Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (b) the Lien securing such Indebtedness or other obligations or liability shall be limited to the Property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability, and improvements on or additions to such Property.

(viii)

Liens resulting from inventory purchases arising in the normal course of business which Liens are solely upon such inventory purchased and not evidenced by any public filings and do not secure an amount exceeding the Dollar Amount of $10,000,000 in the aggregate for the US-Borrower and each of its Subsidiaries taken as a whole at any one time outstanding.

(ix)	Liens securing the Treasury Management Obligations subordinated in priority to the Liens securing the Obligations on terms and conditions acceptable to the Lenders.

6.15     Prohibition of Negative Pledge. No Borrower will, nor will it permit any of its Subsidiaries to agree, covenant, warrant, represent, pledge or otherwise commit with or to any entity other than the Administrative Agent, to not incur, create, assume or permit to exist, any mortgage, pledge, lien charge or other encumbrance of any nature whatsoever on all or any of its assets now or hereafter owned, except for such pledge made directly in connection with the purchase of inventory in the ordinary course of business, with a value of such inventory (valued at the cost of such inventory) owned by the US-Borrower, any Borrower or any Subsidiary taken as a whole not exceeding the Dollar Amount of $10,000,000 in the aggregate at any time.

6.16     Affiliates. No Borrower will, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17     Sale of Accounts. No Borrower will, nor will it permit any of its Subsidiaries to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except for accounts which are past due in an aggregate amount not exceeding the Dollar Amount of $3,000,000, which sum shall be measured in respect of the US-Borrower, all Borrowers and their Subsidiaries and in each of the US-Borrower’s fiscal years (on a consolidated basis) placed with a collection agent for collection at a commission not exceeding 20% of the amount of such notes or account recovered.

6.18     Fiscal year. No Borrower will, nor will it permit any of its Subsidiaries to, change its fiscal year.

6.19     Limitation on the creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, no Borrower will, nor will it permit its Subsidiaries to, establish, create or acquire any Subsidiary (except in connection with a Permitted Acquisition); provided that any Borrower and any Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as at least 30 days’ prior written notice thereof (or such lesser notice as is acceptable to the Administrative Agent in its sole discretion) is given to the Administrative Agent.

6.20     Dividends. Except for Permitted Repurchases, no Subsidiary of any Borrower shall in any manner, either directly or indirectly incur or be bound by any restrictions on dividends from such

Subsidiary to such Borrower, other than those restrictions required by applicable law. Except for Permitted Repurchases, neither the US-Borrower nor any of its Subsidiaries (other than Wholly-Owned Subsidiaries) may pay any dividend or make any distribution on any shares of its capital stock, nor may it redeem, purchase, or set aside funds for the redemption or purchase of, any of its capital stock; provided that the US-Borrower may continue to pay dividends to its stockholders at an annualized rate not to exceed the annualized rate of dividends paid by the US-Borrower in its most recent Fiscal Year.

6.21     Amendments. The US-Borrower will not, nor will it permit any of its Subsidiaries to, amend any term or provision of the Debentures except with the consent of the Required Lenders.

6.22     Certain Prohibited Transactions. The US-Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities other than Rate Management Obligations; provided that the US-Borrower and its Subsidiaries may permit the continued existence of any such transaction that exists on the date of this Agreement and is disclosed on Schedule 5.21 as of the date of this Agreement.

6.23     Repayment of Subordinated Debt, Adjustment to Pricing. Until all Obligations have been irrecovably paid in full, except for Permitted Repurchases, the US-Borrower and its Subsidiaries shall not make any payment upon any principal of any Subordinated Debt, including by means of repurchasing Debentures, provided, however, the US-Borrower may refinance the indebtedness evidenced by any Debenture with the consent of the Required Lenders.

6.24     Leverage Ratio. The US-Borrower and its Subsidiaries will maintain at all times a Leverage Ratio of less than 2.0 to 1.0; provided that, and solely in respect of the Borrowers’ fiscal quarter ended September 1, 2007, so long as all remaining proceeds of the SSD Sale are held either in escrow or on deposit with the Admininstrative Agent pending regulatory approval of a certain recapitalization transaction in involving certain of the US Borrower’s Affiliates in Asia and with taxing authorities in Canada pending refund (the “Relevant Approvals”), the US Borrower and its Subsidiaries shall be required to maintain a Leverage Ratio of less than 2.5 to 1.0.

6.25     Use of Additional Capital and Proceeds of SSD Sale. Subject to Section 6.23, the US-Borrower shall, within five days after receipt thereof by the US-Borrower or any of its Subsidiaries, use the entire net proceeds (gross proceeds minus (A) ordinary and necessary out of pocket costs and expenses and (B) reasonable underwriting fees and discounts incurred with respect to such gross proceeds) received by the US-Borrower or its Subsidiaries from any Equity Issuance or any Asset Sale related to the SSD Sale that is not subject to a Relevant approval, to make a prepayment pursuant to Section 2.2.1.

6.26     Availabilty Hold. The US-Borrower and its Subsidiaries shall maintain at all times the Availability Hold provided the Availabilty Hold shall not apply at the earlier to occur of (i) the issuance of financial statements in respect of the fiscal quarter ended September 1, 2007 in the form required by Section 6.1 hereof or (ii) the repayment of the Loans and other Advances with all remaining proceeds of the SSD Sale after the issuance of the Relevant Approvals.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1       Any representation or warranty made or deemed made by or on behalf of any Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Document shall be materially false on the date as of which made (or deemed made).

7.2       Nonpayment of principal of any Loan or of any Reimbursement Obligation when due (or in the case of any Reimbursement Obligation due upon demand, upon demand), or nonpayment of interest upon any Loan or of any facility fee, Issuance Fee or other obligations under any of the Documents within five (5) days after the same becomes due.

7.3       The breach by any Borrower of any of the terms or provisions of Article 6.

7.4       The breach by any Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent.

7.5       Failure of any Borrower or any of its Subsidiaries to pay when due (i) any Indebtedness to any Lender, or (ii) any other Indebtedness in excess of, singly or in the aggregate an outstanding principal amount in excess of the Dollar Amount of $2,500,000 (any such Indebtedness being herein defined as “Material Indebtedness”); or the default by the US-Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of any Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6       Any Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7       Without the application, approval or consent of any Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any such Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against any Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8       Any court, government or governmental agency shall condemn, seize or other-wise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of any Borrower or any of the US-Borrower’s Subsidiaries which, when taken together with all other Property of the US-Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9       Any Borrower or any of its Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of, singly or in the aggregate, $500,000 (or the applicable Equivalent Amount in the relevant Agreed Currency) which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.10     Any Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by any such Borrower, the US-Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.11     The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Plan.

7.12     The US-Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the US-Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000.

7.13     The US-Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the US-Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.14     The US-Borrower or any other member of the Controlled Group shall terminate a Single Employer Plan resulting in Unfunded Liabilities to the Borrower in excess of $500,000.

7.15     The US-Borrower or any other member of the Controlled Group shall incur liability for a violation of ERISA or the Code with respect to any Benefit Plan which exceeds $250,000.

7.16     Any Change in Control shall occur, except such Change in Control consented to by the Administrative Agent and all Lenders.

7.17     Nonpayment by any Borrower or any of its Subsidiaries, of any Rate Management Obligation when due or the default or breach by such Borrower or any such Subsidiary, of any term, provision or condition contained in any Rate Management Transaction which default or breach continues (without being waived) beyond any period of grace therein provided.

7.18     The occurrence of any “default”, as defined in any Document (other than this Agreement) or the breach of any of the terms or provisions of any Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and has not been waived.

7.19      Default (as such term is defined in any Guaranty) under a Guaranty shall have occurred and be continuing or a Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of a Guaranty, or any guarator shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect.

7.20     Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower (or any each other Person which has pledged collateral pursuant to any Collateral Document) shall fail to comply with any of the terms or provisions of any Collateral Document.

7.21     The occurrence and continuance of any default or Event of Default as defined in the Debentures.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1       Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans and to participate in Facility Letters of Credit hereunder, and of the Issuers to issue Facility Letters of Credit hereunder, shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder and to participate in Facility Letters of Credit hereunder, (ii) terminate or suspend the obligations of the Issuers to issue Facility Letters of Credit hereunder, and/or (iii) declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, on a joint and several basis by each Borrower, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives.

8.2       Rescission. If, within 15 days after (x) acceleration of the maturity of the Obligations, (y) termination of the obligations of the Issuers to issue Facility Letters of Credit hereunder, or (z) termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to each Borrower, rescind and annul such acceleration and/or termination.

8.3       Amendments. Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and all of the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Documents or changing in any manner the rights of the Lenders or all of the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)

Extend the maturity of any Loan, or extend the expiry date of any Facility Letter of Credit beyond the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or any Facility Letter of Credit Obligation, or reduce the rate or extend the time of payment of Reimbursement obligations, interest or fees hereunder.

(ii)

Reduce the percentage specified in the definition of Required Lenders or change any provision concerning the number or amount of Lenders required to take any action or refrain from taking any action hereunder.

(iii)

Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2.1, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder, or permit any Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.3.
(v)	Release a guarantor from any Guaranty of any Advance or, except as provided in the Collateral Documents, release any Substantial Portion of the collateral securing the Obligations or any Guaranty.
(vi)	Increase the percentages specified in the definition of Borrowing Base.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

8.4       Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent or Issuer to exercise any right under the Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan or Facility Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Issuers and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

9.1       Survival of Representations. All representations and warranties of each Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2       Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower or participate in Facility Letters of Credit in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3       Taxes. Any Taxes (excluding income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Documents shall be paid by the relevant Borrower, together with interest and penalties, if any.

9.4       Headings. Section headings in the Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Documents.

9.5       Entire Agreement. The Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among such Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6       Several Obligations, benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.7       Expenses; Indemnification. (i) Each Borrower shall reimburse each of the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Documents. Each Borrower also agrees to reimburse the Administrative Agent, each Issuer, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, each Issuer, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, any Issuer, the Arranger or the Lenders) paid or incurred by the Administrative Agent, any Issuer the Arranger or any Lender in connection with the collection and enforcement of the Documents. The obligations of each Borrower under this Section 9.7(i) shall survive the termination of this Agreement.

(ii)       Each Borrower hereby further agrees to indemnify the Administrative Agent, each Issuer, the Arranger and each Lender, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, Issuer, Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Documents, any the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or of any Facility Letter of Credit hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of each Borrower under this Section 9.7(ii) shall survive the termination of this Agreement.

9.8       Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9       Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the US-Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the US-Borrower’s audited financial statements.

9.10     Severability of Provisions. Any provision in any Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Documents are declared to be severable.

9.11     Nonliability of Lenders. The relationship between each Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

9.12     Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, the Administrative Agent and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.

9.13     Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1     Appointment Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Documents, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 10. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall have no fiduciary responsibilities to any Lender by reason of this Agreement or any other Documents and that the Admnistrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are “representatives” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) are acting as an independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Documents. Each of the Lenders hereby agrees to assert no claim against the Admnistrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2     Powers. The Administrative Agent shall have and may exercise such powers under the Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Documents to be taken by the Administrative Agent.

10.3     General Immunity. The Administrative Agent and its directors, officers, Administrative Agent or employees shall in no event be liable to any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by them hereunder or under any other Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4     No Responsibility for Loans, Recitals, etc. The Administrative Agent and its directors, officers, Administrative Agent or employees shall not be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or of such Borrower’s Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by a Borrower to the Administrtaive Agent at such time, but is voluntarily furnished by such Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5     Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Document in accordance with written instructions signed by the Required Lenders (or the unanimous action of the Lenders if required by Section 8.3 hereof), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by them pursuant to the provisions of this Agreement or any other Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Document permitted by the terms hereof unless they shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6     Employment of Administrative Agent and Counsel. The Admnistrative Agent may execute any of its duties hereunder and under any other Document by or through employees, Administrative Agent, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized Administrative Agent, for the default or misconduct of any such Administrative Agent or attorneys-in- fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Document.

10.7     Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by them to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8     Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by any Borrower for which the Administrative Agent is entitled to reimbursement by such Borrower under the Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9     Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or any Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10   Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Document, with any Borrower or any of such Borrower’s Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11   Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the US-Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Documents.

10.12   Successor Agent. The Admnistrative Agent may resign at any time by giving written notice thereof to the Lenders and each Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Admnistrative Agen may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed, on behalf of the Borrowers and the Lenders, a successor Administrative Agent; provided, however, that if a Default or Unmatured Default shall have occurred and be continuing at the time of such resignation or removal, the consent of the Borrowers shall not be so required. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment and, to the extent required pursuant to the immediately preceding sentence, consented to by the Borrowers, within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Admnistrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Admnistrative Agent hereunder and each Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor

Administrative Agent shall be a commercial bank having capital and retained earnings of at least the Dollar Amount of $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of The Admnistrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Documents. After the effectiveness of the resignation or removal of the Admnistrative Agent, the provisions of this Article 10 shall continue in effect for the benefit of the Admnistrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Admnistrative Agent hereunder and under the other Documents.

10.13   Delegation to Affiliates. Each Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.

10.14   Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers or their Affiliates on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

10.15   Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers or their Affiliates on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral subject to the Collateral Documents which shall be permitted by the terms hereof or of any other Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing.

ARTICLE 11

SETOFF; RATABLE PAYMENTS

11.1     Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2     Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans under the applicable Facility (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender under such Facility, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders under such Facility so that after such purchase each such Lender will hold its ratable proportion of Loans under such Facility. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders under the applicable Facility share in the benefits of such collateral ratably in proportion to their Loans under such Facility. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. Nothing contained in this Section 11.2 shall modify the effect of Section 2.22 hereof.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1     Successors and Assigns. The terms and provisions of the Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2     Participation.

12.2.1 Permitted Participants, Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Document.

12.2.3 Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the US-Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3     Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Documents. Such assignment shall be substantially in the form of Exhibit H or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the US-Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000 (or, if such currency is any currency other than Dollars, the Equivalent Amount of Dollars must be not less than $5,000,000). The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment).

12.3.2. Consents. The consent of the US-Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Adminsitrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect, Effective Date. Upon (i) delivery to the Adminstrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Adminstrative Agent for processing such assignment (unless such fee is waived by the Adminstrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by any Borrower, the Lenders or the Adminstrative Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Adminstrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4     Register. The Administrative Agent, acting solely for this purpose as the Administrative Agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.5     Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

12.6     Tax Treatment. If any interest in any Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE 13

NOTICES

13.1     Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of any Borrower, any Lender or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, or (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and each Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of telex or facsimile transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

13.2     Change of Address. Any Borrower, the Administrative Agent, the US-Borrower and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by each Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE 15

CHOICE OF LAW, CONSENT TO

JURISDICTION; WAIVER OF JURY TRIAL; PATRIOT ACT

15.1     CHOICE OF LAW. THE DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2     CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, ISSUER OR LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES INVOLVING,

DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3     WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, ISSUERS AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

15.4     USA PATRIOT Act. Each Lender or Administrative Agent that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWERS:

RICHARDSON ELECTRONICS LTD.

By:
Title:
40 W. 267 Keslinger Road P.O. Box 393 LaFox, Illinois 60147-0393 Attention: Michelle Perricone Tel: 630-208-2200 Fax: 630-208-2950

RICHARDSON ELECTRONICS BENELUX, B.V.

By:
Title:
40 W. 267 Keslinger Road P.O. Box 393 LaFox, Illinois 60147-0393 Attention: Michelle Perricone Tel: 630-208-2200 Fax: 630-208-2950

RICHARDSON ELECTRONICS LIMITED

By:
Title:
40 W. 267 Keslinger Road P.O. Box 393 LaFox, Illinois 60147-0393 Attention: Michelle Perricone Tel: 630-208-2200 Fax: 630-208-2950

RICHARDSON ELECTRONICS PTE. LTD.

By:
Title:
c/o Richardson Electronics Benelux, B.V. 40 W. 267 Keslinger Road P.O. Box 393 LaFox, Illinois 60147-0393 Attention: Michelle Perricone Tel: 630-208-2200 Fax: 630-208-2950

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Title:
120 S. LaSalle Street Mail Code 1645 Chicago, Illinois 60603 Attention: Gregory H. Teegen Tel: 312-661-5687 Fax: 312-661-5034

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:
Title:
120 S. LaSalle Street Mail Code 1645 Chicago, Illinois 60603 Attention: Gregory H. Teegen Tel: 312-661-5687 Fax: 312-661-5034

JP MORGAN EUROPE LIMITED

By:
Title:
125 London Wall, Level 9 London EC2Y5AJ United Kingdom Attention: Lesley Pluck Tel: 011-44-20-7777-2940 Fax: 011-44-20-7777-2360

JP MORGAN CHASE BANK, N.A. London Branch, as Overdraft Lender

By:
Title:
125 London Wall, Level 9 London EC2Y5AJ United Kingdom Attention: Lesley Pluck Tel: 011-44-20-7777-2940 Fax: 011-44-20-7777-2360

JPMORGAN CHASE BANK, N.A., through its Singapore Branch

By:
Title:
120 S. LaSalle Street Mail Code 1645 Chicago, Illinois 60603 Attention: Gregory H. Teegen Tel: 312-661-5687 Fax: 312-661-5034

ANNEX A

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status
Eurocurrency Rate	1.00%	1.25%	1.50%	1.75%
Commitment Fee	.25%	.25%	.25%	.25%
Floating Rate	0.00%	0.00%	0.00%	0.00%
SIBOR Rate	1.00%	1.25%	1.50%	1.75%
Standby Letter of Credit Fee	1.00%	1.25%	1.50%	1.75%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the US-Borrower delivered by the US-Borrower pursuant to this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.0 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, (i) the US-Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.5 or 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, the US-Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.0 to 1.0.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, the US-Borrower has not qualified for Level I Status, Level II Status, and Level III Status.

“Level IV Status” shall be in effect until the issuance of financial statements in respect of the fiscal year ended June 2, 2007. Level IV Status no longer applies to the Agreement after the issuance of financial statements in respect of the fiscal quarter ended December 1, 2007.

“Status” means, at any date of determination, whichever of Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin set forth above shall be subject to adjustment (upwards or downwards, as appropriate) based on the US-Borrower’s Status as at the end of each fiscal quarter in accordance with the table set forth above. The US-Borrower’s Status as at the last day of each fiscal quarter shall be determined from the then most recent Financials. The adjustment, if any, shall be effective commencing five (5) Business Days after the delivery to the Lenders of such Financials. In the event that the US-

Borrower shall at any time fail to furnish to the Lenders such Financials (together with a Compliance Certificate) within the time limitations specified by this Agreement, then the maximum Applicable Margin shall apply from the date of such failure until the fifth (5th) Business Day after such Financials (and accompanying Compliance Certificate) are so delivered.

EXHIBIT A

NOTE

July __, 2007

__________________, a __________________ (the “Borrower”), promises to pay to the order of__________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the place specified pursuant to Article 2 of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Revolving Credit Agreement dated as of July __, 2007 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrowers party thereto, the lenders party thereto, including the Lender, JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranties, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement

______________________________________

By: ___________________________________

Print Name: ___________________________

Title: ________________________________

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF __________________,

DATED _____________

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

Execution Copy

EXHIBITS

Exhibit A	-	Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Continuation Notice
Exhibit D	-	Rollover Notice
Exhibit E	-	[Intentionally Omitted]
Exhibit F	-	US Continuation Notice
Exhibit G	-	Singapore Rollover Notice
Exhibit H	-	Assignment Agreement
Exhibit I	-	Form of Borrower Opinion
Exhibit J	-	Loan/Credit Related Money Transfer Instruction
Exhibit K	-	Compliance Certificate
Exhibit L	-	Borrowing Base Certificate

SCHEDULES

Annex A	-	Pricing Schedule
Schedule 1	-	Payment Office
Schedule 2	-	Lending Installations
Schedule 5.5	-	Material Adverse Change
Schedule 5.6	-	Taxes
Schedule 5.7	-	Litigation
Schedule 5.8	-	Subsidiaries and other Investments
Schedule 5.13	-	Ownership/Liens
Schedule 5.14	-	Environmental Matters
Schedule 5.19	-	Plan and ERISA Matters
Schedule 5.21	-	Certain Transactions
Schedule 6.10	-	Indebtedness